EXHIBIT 99.3

WETRADE GROUP INC.

NOMINATING COMMITTEE CHARTER

Purpose

The primary purposes of the Nominating Committee are to (1) establish and maintain reasonable qualifications for persons serving as directors, (2) identify individuals qualified to become Board members, and (3) nominate qualified candidates for election to the Board and appointment to fill vacancies on the Board.

Committee Membership

The Committee shall be comprised of at least three directors, all of whom satisfy the independence standards specified in Section IM-5605-5(d) of the Nasdaq Stock Market Rulebook (subject to any permitted exceptions thereunder). Committee members will be appointed by the Board and will serve until their resignation, removal, death, or incapacity. One member will be designated the Chair. The Committee will establish rules and regulations for its operation, subject to the provisions of this Charter.

Meetings

The Committee shall meet at least once a year to nominate candidates for election at the Annual Shareholders’ Meeting, and more often if necessary, to fill vacancies on the Board or if determined by the Committee.

Director Qualifications

Persons nominated for election or appointment as directors shall be evaluated by the Committee in light of their education, reputation, experience, independence, leadership qualities, personal integrity, and such other criteria as the Committee deems relevant.

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Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Identify individuals qualified to become directors.

•	Nominate candidates for election as directors, or appointment to fill vacancies.

•	Evaluate candidates in light of the qualification standards contained in this Charter, as revised from time to time, and such other criteria as the Committee deems relevant.

•	Develop policies and procedures for shareholders to nominate candidates for evaluation by the Committee.

•	Review the list of qualifications contained in this Charter and recommend changes to the Board when appropriate.

•	Review the Committee Charter and recommend changes to the Board when appropriate.

•	Review and make recommendations to the Board regarding the size, composition and tenure of the Board.

•	Review and make recommendations to the Board regarding Board compensation.

•	Perform any other activities which the Committee or the Board deems appropriate.

Committee Resources

The Committee may retain consultants and advisors to assist it in the process of identifying and evaluating candidates. The Committee may also seek advice from the Company’s regular counsel or retain separate counsel. The Company shall provide funding for the Committee to perform its duties and responsibilities.

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